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                                                                     EXHIBIT 5.2







November 17, 2003



The Chubb Corporation
15 Mountain View Road
P.O. Box 1615
Warren, New Jersey 07061-1615

Debevoise & Plimpton
919 Third Avenue
New York, NY 10022


      Re:   The Chubb Corporation - Registration Statement on Form S-4
                        (Registration No. 333-108743)
            ----------------------------------------------------------

Dear Sirs and Mesdames:


      We are acting as New Jersey counsel for The Chubb Corporation, a New Jersey corporation (the "Corporation"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the $225,000,000 principal amount of 3.95% Notes due April 1, 2008 (the "3.95% Notes") and $275,000,000 principal amount of 5.20% Notes due April 1, 2013 (the "5.20% Notes", and, together with the 3.95% Notes, the " New Notes"). The Corporation intends to offer to exchange $225,000,000 principal amount of 3.95% Notes due April 1, 2008 originally issued and sold by it on March 18, 2003 for the 3.95% Notes, and the Corporation intends to offer to exchange $275,000,000 principal amount of 5.20% Notes due April 1, 2013 originally issued and sold by it on March 18, 2003 for the 5.20% Notes.

      The Notes are to be issued pursuant to an Indenture dated as of October 25, 1989 between the Corporation and Bank One Trust Company, N.A., successor in interest to the First National Bank of Chicago, as trustee, as supplemented by a supplemental indenture dated as of March 18, 2003 between the Corporation and said trustee (the "Senior Indenture").

      We have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation as amended through the date of this opinion, resolutions of the
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The Chubb Corporation
Debevoise & Plimpton
November 17, 2003
Page 2

Corporation's Board of Directors, the Indenture and such other documents, corporate records, certificates of public officials and other instruments as we have deemed appropriate. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New Jersey.

      In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Corporation.

      Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion under New Jersey law that:

      1. The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey.

      2. The issuance, sale, execution and delivery by the Corporation of the Notes and the execution and delivery by the Corporation of the Indenture have been the duly authorized by all necessary corporate action on the part of the Corporation under New Jersey law and the Corporation's Amended and Restated Certificate of Incorporation and By-Laws.

      In connection with the opinions expressed above, we have assumed that, at or prior to the time of the execution, issuance and delivery of any New Notes,
(i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded and (ii) there shall not have occurred any change in law affecting the authorization or issuance of any of the New Notes. We have also assumed that neither the issuance and delivery of any of the New Notes, nor the compliance by the Corporation with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Corporation, or any restriction imposed by any court or governmental body having jurisdiction over the Corporation.

      We express no opinion as to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter, in effect affecting the enforcement of creditors' rights and remedies (including those relating to fraudulent conveyances and transfers).
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The Chubb Corporation
Debevoise & Plimpton
November 17, 2003
Page 3

      We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act.

                                                 Very truly yours,


                                                 /s/ DRINKER BIDDLE & REATH LLP